Exhibit 10.1

January 18, 2005

Mr. Robert D. Selvi

19363 Kerwin Ranch Court

Saratoga, CA 95070

Dear Rob:

On behalf of SonicWALL, Inc., I am pleased to offer you the position of Chief Financial Officer reporting to Matt Medeiros, CEO and President. We would like you to begin your employment on or before Friday, January 21, 2005.

If you have not already done so, you will be asked to complete forms authorizing a background check. These forms must be returned to HR along with an executed copy of this offer in order to proceed with the employment process. Contingent upon completion of a successful background check, your employment package will consist of the following benefits:

Annual Base Salary – $260,000.00, paid bi-weekly.

Company Bonus Plan – You are eligible to participate in a company bonus plan. The company bonus plan will provide an incentive of 40% of your base salary.

Incentive stock options – 375,000 shares with a four-year vest period, of which 25% vest on your one-year anniversary and the balance to vest in equal monthly amounts. The options are subject to approval by the Board of Directors.

Other Benefits – In addition you will be able to participate in the company’s medical, dental and vision benefits commencing on your start date, as well as all other benefits offered to SonicWALL employees.

Period of Employment – Your employment with the company will be “at will”, meaning that either you or the company will be entitled to terminate your employment at any time for any reason, with or without cause. Any contrary representations, which may have been made to you, are superseded by this offer. Although your job duties, title, compensation and benefits, as well as the company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express writing signed by you and the President of the company.

The Immigration Reform and Control Act (IRCA) of 1986 require that all new employees provide verification of US citizenship or that they possess INS authorization to work in the United States. Attached is an I-9 form identifying the required documents to establish such rights. If this offer is accepted, you would be required to present such documentation your first day of employment, and no later than your third day of employment. If we have not received your completed form and proper support documentation prior to your third day of employment, you would be dismissed without pay until such time you are able to provide all necessary documentation, as required by law.

While we hope your employment with SonicWALL is long term and mutually satisfying, we want to reiterate that it is not for a specific term and that you or SonicWALL can terminate the employment relationship at any time for any reason.

Please also find attached SonicWall’s Retention and Severance agreement for Executive Officers.

This letter, along with SonicWALL’s Non-Disclosure and Invention Assignment Agreement that you agree to sign as a condition of your employment, sets forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your interviews or relocation negotiations, whether written or oral.

We are eager to see the results of your contributions to SonicWALL based upon your considerable talents and abilities, and hope that we, in turn, enrich your career and contribute to the fulfillment of your professional goals. We look forward to having you join our team. If you accept this offer, please return a signed copy of this letter to me at our Sunnyvale location no later than Wednesday, January 19, 2005.

If you have any questions please feel free to contact me.

Best Regards,

Dawn Thompson

VP Human Resources

Accepted:

/s/ Rob Selvi	January 19, 2005
Rob Selvi	Date

Please provide the completed forms your first day of employment.

W-4 Tax Withholdings

I-9 INS Employment Verification Form (please do not date this form prior to your start date)

Employee Data Sheet

Non-Disclosure and Invention Assignment Agreement

Direct Deposit

Application

Background Check Authorization Forms

Benefit Summary

Acknowledgement